PACIFIC CHANNEL LIMITED

Suite 2008 Technology Park, 18 On Lai Street, Shatin, N.T., Hong Kong

TEL: (852) 2695 9757, 2688 0858 FAX: (852) 2694 7864

April 9, 2010

To: Directors of MSE-EnviroTech and Megola Inc.

Re: Corporate Dissolution - Pacific Channel Limited

Please be advised that the Board of Directors of Pacific Channel Limited and majority of the shareholders have passed a resolution to dissolve the company and such action shall be considered to take effect immediately. All rights and privileges and licenses granted by Pacific Channel Limited under agreement shall be no longer considered valid. In particular, all and any rights granted to either Megola Inc. and/or MSE EnviroTech Corp. relating to the Hartindo product line from Pacific Channel Limited shall be terminated upon dissolution of Pacific Channel Limited. Randall Hart and Newstar Chemicals have agreed to enter into discussions with MSE and Megola respectfully regarding obtaining new rights, as previously agreed upon in the original agreements.

Sufan Siauw

Director

Mathew Sacco

Director

Joel Gardner

Director